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E-Filed

Colorado Secretary of State
Date and Time: 01/14/2020 02:46 PM
ID Number: 19931034540

Document number: 20201037518
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number 19931034540
   (Colorado Secretary of State ID number)

   Entity name Ethema Health Corporation.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
   ☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. ***(Caution**: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are ______________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Shawn	Leon		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

5410 East Avenue
(Street name and number or Post Office Box information)

West Palm Beach	FL	33407
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION (PROFIT)

ETHEMA HEALTH CORPORATION (FILE 19931034540)

The Articles of Incorporation are hereby amended by deleting in their entirety the introductory paragraph of ARTICLE IV CAPITAL and inserting in its place the following language:

ARTICLE IV
CAPITAL

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is Ten Billion Thirteen Million (10,013,000,000) shares, consisting of (i) Ten Billion Million (10,000,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock"); (ii) Three Million (3,000,000) Series A Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"); and (iii) Ten Million (10,000,000) shares of Series B Preferred Stock, par value $0.0001 per share ("Series B Convertible Preferred Stock"). No share shall be issued until it has been paid for, and it shall thereafter be non-assessable. Each class of stock shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

ETHEMA HEALTH CORPORATION

Date: January 06, 2020

By: */s/ Shawn E. Leon*
Name: Shawn E. Leon
Title: Chief Executive Officer